UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 8, 2013
WESTERN GRAPHITE INC.
(Exact name of registrant as specified in its charter)
Nevada	000-54665	20-8055672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Hudson Bay Centre 2 Bloor Street East, Suite 3500, Toronto, Ontario		M4W 1A8
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(416) 915-1661
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 8, 2013, Seyit Kucuk resigned as President, Chief Executive Officer and Director of our company.  Mr. Kucuk’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with the resignation of Seyit Kucuk, we appointed Lauren Notar as President and Chief Executive Officer. Ms. Notar also acts as Treasurer, Chief Financial Officer, Secretary and Director of our company. We also appointed Harry Bygdnes as a Director of our company to fill the ensuing vacancy, effective July 1, 2013.

On July 8, 2013, we agreed to provide Mr. Bygdnes with monthly compensation of $2,000 and will issue to him 100,000 shares of our common stock.

Harry Bygdnes - Director 73

Mr. Bygdnes graduated from the University of British Columbia in 1967 with a Bachelor of Science degree in physics and mathematics.

Upon completion of his formal education Mr. Bygdnes joined Texaco Canada in Calgary Alberta where he held the position of Assistant to the Chief Geophysicist for Canada.  In his role as Geophysicist his responsibilities included acquisition and interpretation of seismic data, mapping and joint recommendations for well site locations in conjunction with company geological personnel, and field supervision of seismic crew operations as company representative.

Mr.Bygdnes left Texaco in 1971 and joined a small Calgary firm called Explor-Alta to become Field Supervisor of Arctic marine operations in summer and Operation Manager for land seismic operations in winter.  Explor-Alta was able to provide important seismic data for companies such as Texaco, Exxon and Gulf Oil.

In 1973, Mr. Bygdnes left Explor-Alta to set up his own private company specializing in acquisition and computer processing of seismic data. In 1980 Mr. Bygdnes moved to Vancouver to form a small public company called Consort Energy Corp.  The company originally participated in small joint venture oil well drilling operations in Texas, Oklahoma and Kansas.  When the oil business faltered in the early nineteen-eighties Mr. Bygdnes turned the attention of the company to mineral exploration and conducted an extensive joint venture drilling program with major mining company adjacent to the Echo Bay Lupin Goldmine in the NWT.

In 1988, Mr. Bygdnes and a partner purchased the rights to a patented ice replacement product from an inventor in San Diego. The previous exploration programs had limited results so Mr. Bygdnes consolidated the company and formed Cryopak Industries Inc.  Mr. Bygdnes acted as President, and Chief Executive Officer of Cryopak for 12 years at which time he retired to the position of Chairman of the Board bringing his considerable expertise into the company.  During this time with the company, Mr. Bygdnes was able to raise in excess of CDN$12,000,000 largely through European investors. The company having sales in excess of $14,000,000 annually.

In 2002, Mr. Bygdnes and a partner formed B&K Productions Inc., a production company focused on entering into the television-programming field.  B&K Productions produced three episodes of the TV show “Hook Line and Supper” a show that combines fishing with gourmet cooking.  Mr. Bygdnes participated as host of the show as well as producer.  Bygdnes introduced the show at the MIPTV festival in Cannes France in 2003.  Although the show received much interest it has not sold at present.

Mr. Bygdnes presently holds the position of President of County Line Energy Corp., a start-up over-the-counter trading US company seeking opportunity in the resource sector. Mr. Bygdnes presently consults to several junior companies in the resource field.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GRAPHITE INC.
/s/ Lauren Notar
Lauren Notar
President and Director

Date:	July 10, 2013